EXHIBIT 99.1

Community West Bancshares and Community West Bank Elect New Directors

GOLETA, Calif., July 28, 2020 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today announced the election of new directors at the Bank and holding company.  Suzanne Chadwick has been appointed to the Board of Directors of Community West Bank and Christopher Raffo has been appointed to the Board of Directors of both Community West Bank and Community West Bancshares.

“We are very pleased that Suzanne and Chris are joining our team.  They are both exceedingly well known and highly respected in our local business communities,” said William Peeples, Chairman of the Board.  “Suzanne and Chris bring different strengths and a broad depth of knowledge that should help propel us forward, as we look to grow in our markets.”

Chadwick, a resident of Oxnard, CA, worked for Santa Barbara Bank and Trust for over 20 years.  As SVP Private Client Relationship Manager, she cultivated high-value existing and new business partnerships in Ventura County and developed and executed targeted new client relationships.  Most recently, she was interim Executive Director of the Museum of Ventura County where she coordinated people-related services, policies and programs through department staff and implemented several process improvements.  Chadwick currently serves as a Regent with California Lutheran University, where she has been active since 2013.  She also serves on the Interface Children & Family Services Advisory Board, where she has been active since 2008, and the KCLU Advisory Board, where she has been a member since 1995.

Raffo has over 35 years in banking and capital markets experience.  Formerly, he served as Managing Director for Caldwell Securities Incorporated, a Sausalito based broker-dealer and investment advisory firm, where he led the Community Bank Services Group.  Raffo has held senior sales positions at Howe Barnes Investments, Podesta & Co., Hoefer & Arnett, and FIG Partners.  Since late 2017, Raffo has been engaged with Kilowatt Labs, Inc. assisting the company in developing and supporting its growth initiatives.  With offices in New York and Dubai, Kilowatt Labs designs, manufacturers, and sells innovative energy storage and power management solutions for use in a wide variety of residential, commercial and industrial applications.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles.  The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2020, Community West was awarded a “Premier” rating by The Findley Reports.  For 51 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Contact:	Martin E. Plourd, President and CEO
805.692.4382
www.communitywestbank.com